Exhibit 23.03


                           CONSENT


      We consent to the inclusion in this Registration Statement of Entergy Gulf States, Inc. and Entergy Gulf States Capital I on Form S-2 (the "Registration Statement") of the statements ("Statements") regarding the analysis by our Firm of River Bend construction costs that are made herein in Note 2, "Rate and Regulatory Matters", to the Interim Financial Statements and Note 2, "Rate and
Regulatory Matters", to the Annual Financial Statements, which statements have been prepared or reviewed by us (Sandlin Associates). We also consent t the reference to our firm under the heading "Experts" in the Registration Statement.


                                        /s/ Sandlin Associates

                                        SANDLIN ASSOCIATES
                                        Management Consultants

Pasco, Washington
December 31, 1996